Exhibit 99.1

 Evofem Biosciences Reports Fourth Quarter and Year-End 2020
Financial Results and Provides Corporate Update

-- Phexxi® (lactic acid, citric acid and potassium bitartrate) vaginal gel prescriptions growing month over month, catalyzed by "Get Phexxi" Direct-to-Consumer (DTC) Campaign launched February 14th --

-- The first two weeks of "Get Phexxi" doubled total brand awareness over the previous month --

-- Management to host conference call Thursday, March 4, 2021 at 4:30 p.m. ET --

SAN DIEGO, March 4, 2021 - Evofem Biosciences, Inc. (NASDAQ: EVFM), a commercial stage biopharmaceutical company, today reported financial results for the three- and twelve-month periods ended December 31, 2020.

"2020 was a year of execution for Evofem, marked by the approval and U.S. commercial launch of Phexxi, our non-hormonal, on-demand birth control method," said Saundra Pelletier, Chief Executive Officer, Evofem Biosciences. "On Valentine’s Day we launched our “Get Phexxi” DTC campaign to propel the Phexxi uptake curve. I am thrilled that in just two weeks we have seen a 362% increase in direct searches for Phexxi."

“Additionally, we initiated our pivotal Phase 3 EVOGUARD clinical trial evaluating the safety and efficacy of EVO100 for the prevention of chlamydia and gonorrhea in women, for which reported cases have increased significantly in five consecutive years. We remain dedicated to developing products that address the unmet medical needs of women.”

Fourth Quarter and Recent Highlights include:
•"Get Phexxi" generated over 115 million views across all media platforms in its first two weeks, leading to an increase in consumer awareness of Phexxi and in telehealth activity;
•More than 2,650 healthcare providers have prescribed Phexxi since launch;
•First quarter 2021 Phexxi unit shipments to wholesalers are on track to exceed full-year 2020 levels;
•Launched collaboration with NCODA to educate oncology community about Phexxi as a non-hormonal birth control option for women with cancer; every year more than 800,000 new cases of cancer are reported among women in the U.S.1;
•Commenced participation in Medicaid National Drug Rebate Program for Phexxi on January 1, 2021;
•Listing of two Phexxi patents in the U.S. Food and Drug Administration (FDA) publication Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book;
•Initiated the pivotal Phase 3 EVOGUARD study to evaluate safety and efficacy of EVO100 for the prevention of chlamydia and gonorrhea in women. EVOGUARD remains on track to complete enrollment by the end of 2021; and,
•Secured a $25 million strategic investment from Adjuvant Capital at a premium to market, with proceeds earmarked to fund the pivotal EVOGUARD trial and expand global market access for Phexxi.

Fourth Quarter Financial Results
The fourth quarter of 2020 was Evofem's first full quarter of product sales, following the U.S. commercial launch of Phexxi on September 8, 2020 as the first and only hormone-free, prescription vaginal gel approved for the prevention of pregnancy. Gross revenues on the approximately 3,300 units shipped in the fourth quarter were reduced by heavy utilization of the Phexxi co-pay assistance program, as anticipated, coupled with fixed costs primarily associated with distributor fees. As a result of these gross-to-net adjustments, net product sales were approximately $170,000.
Cost of goods sold was approximately $150,000 for the three months ended December 31, 2020.
Research and development costs were $5.9 million in the fourth quarter of 2020 versus $3.4 million in the prior year quarter. The increase in the current period primarily reflects clinical trial expenses for EVOGUARD, which was initiated in October 2020.

Selling and marketing costs were $23.9 million in the fourth quarter of 2020. For the fourth quarter of 2019, selling and marketing costs of $4.0 million were reclassified from general and administrative expenses to conform to the current period presentation. The increased expense in the current period was driven by the establishment of Evofem's sales organization in 2020 to support and execute the U.S. commercialization of Phexxi and higher media and advertising related costs to drive healthcare provider and consumer awareness and utilization.

General and administrative costs were $6.0 million in the fourth quarter of 2020 versus $5.4 million in the prior year quarter. The increase in costs is primarily associated with legal and audit professional fees, offset by a decrease in noncash stock-based compensation.

As a result, total operating expenses were $36.0 million for the quarter ended December 31, 2020, compared to $12.9 million for the quarter ended December 31, 2019.

Total other expense, net, was $4.7 million in the fourth quarter of 2020, and mainly included a recorded change in fair value associated with the convertible notes issued in the second quarter as a result of mark-to-market adjustments, and accrued interest expense for the convertible notes issued in the second and fourth quarters of 2020. This compares to total other income, net, of $200,000 in the prior year quarter, which included higher interest income than in the fourth quarter of 2020.
Net loss attributable to common stockholders was $40.6 million, or $(0.50) per share, for the fourth quarter of 2020 compared with a net loss of $12.7 million, or $(0.27) per share, for the prior year quarter.

Full Year Financial Results
For the year ended December 31, 2020, gross revenues on the approximately 8,600 units shipped were reduced by heavy utilization of the Phexxi copay assistance program, as anticipated, coupled with fixed costs primarily associated with distributor fees. As a result, net product sales were approximately $450,000. There were no net product sales in the prior year.

Cost of goods sold was approximately $470,000, which included a one-time charge of approximately $100,000 predominantly related to reworking the Phexxi product label to reflect the final approved label.

Research and development costs were $17.1 million, in line with the Company's stated expectations, compared to $22.2 million in the prior year period. The decrease was primarily related to completion of the clinical phases of the AMPOWER and AMPREVENCE studies, offset by clinical trial expenses for EVOGUARD, which was initiated in October 2020.

Selling and marketing costs were $56.5 million in 2020, below the Company's stated expectation of $63 to $68 million primarily due to the timing of expense recognition, reduced travel and lower payroll and related costs. For 2019, selling and marketing costs of $10.2 million were reclassified from general and administrative expenses to conform to the current period presentation. The increased expense in the current period was driven by the aforementioned expansion of Evofem's sales organization and increased media and advertising costs in 2020.

General and administrative costs were $30.1 million, in line with the Company's stated expectations, compared to $20.3 million in the prior year period. The increase was primarily related to higher costs associated with legal, audit and financing advisory fees, sales force recruiting costs, payroll related costs due to increased headcount, noncash stock-based compensation, and other general business expenses.

As a result, total operating expenses were $104.1 million for the year ended December 31, 2020, compared to total operating expenses of $52.7 million for the year ended December 31, 2019.
Total other expense of $38.7 million for the year ended December 31, 2020 was primarily attributable to noncash charges related to the convertible notes issued during the second quarter of 2020. Total other expense of $27.3 million in the year ended December 31, 2019 was primarily attributable to noncash charges related to the closing of our private placement during the second quarter of 2019 and to recognize various changes in the fair value of warrants in the first quarter of 2019.

As a result, net loss attributable to common stockholders was $142.3 million, or $(2.12) per share, for the year ended December 31, 2020, compared with a net loss of $80.0 million, or $(1.99) per share, for the year ended December 31, 2019.

Liquidity
In the fourth quarter of 2020, Evofem sold $25 million of unsecured convertible promissory notes to funds affiliated with Adjuvant Capital, LP ("Adjuvant Capital"). The notes are convertible into shares of Evofem common stock at a conversion price of $3.65 per share. Proceeds support EVOGUARD, Evofem's ongoing Phase 3 clinical trial of EVO100 for the prevention of urogenital chlamydia and gonorrhea in women, and expanding global market access for Phexxi.

At December 31, 2020, the Company had $48.9 million of unrestricted cash and $22.6 million of restricted cash, as compared to $86.7 million of unrestricted cash and $0.3 million of restricted cash at September 30, 2020.

Conference Call
As previously announced, the Evofem management team will host a conference call to discuss its financial results and business highlights as follows:

Date	Thursday March 4, 2021
Time	4:30 p.m. ET (1:30 p.m. PT)
Webcast (live and archived)	https://evofem.investorroom.com/Q4YE2020Results
Dial-in numbers	(866) 503-5561 (U.S. toll-free) or (253) 336-2965
Passcode	9928997

Please connect to the Company's website at least 15 minutes prior to the start of the event to download any software that may be required. If participating by phone, please also dial in approximately 15 minutes prior to the start of the call.

The webcast will be archived at https://evofem.investorroom.com/Q4YE2020Results. A telephone replay will be available for 24 hours after the call at (855) 859-2056 (U.S.) or (404) 537-3406 (International), conference ID 9928997.
About Evofem Biosciences
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a commercial-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health, including hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (STIs). The Company's first commercial product, Phexxi®, is the first and only hormone-free, prescription vaginal gel approved in the United States for the prevention of pregnancy. The Company's lead product candidate, EVO100, is being evaluated for the prevention of urogenital Chlamydia trachomatis and Neisseria gonorrhoeae infection in women in the ongoing Phase 3 clinical trial, 'EVOGUARD.' For more information, please visit www.evofem.com.

Phexxi® is a registered trademark of Evofem Biosciences, Inc.

About PHEXXI®
Phexxi® is an on-demand method of birth control used to prevent pregnancy. Phexxi® is not effective when used after sex.

IMPORTANT SAFETY INFORMATION
•If you have had a history of repeated urinary tract infections or other urinary tract problems, avoid Phexxi®.
•The most common side effects were vaginal burning, vaginal itching, vaginal yeast infection, urinary tract infection, vaginal area discomfort, bacterial vaginosis, vaginal discharge, genital discomfort (including male partners), and pain while urinating.
•Phexxi® does not protect against any sexually transmitted infections, including HIV.
•Contact your healthcare provider if you are experiencing severe genital irritation or discomfort or urinary tract symptoms.

For more information about Phexxi®, talk to your healthcare provider and see full Product Information at https://www.phexxi.com/themes/custom/phexxiDTC/dist/pdf/PhexxiUSPI.pdf.

Please report side effects by contacting Evofem Biosciences® toll-free at 1-833-EVFMBIO or contact FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Forward-Looking Statements
This press release includes "forward-looking statements," within the meaning of the safe harbor for forward-looking statements provided by Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 including, without limitation, statements related to the expected impact of the "Get Phexxi" campaign on consumer behavior, month over month prescription growth, brand awareness and uptake, and future growth of sales of Phexxi and the Company generally. Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this press release. Each of these forward- looking statements involves risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed or implied in the forward-looking statements, or that could impair the value of Evofem Biosciences' assets and business, are disclosed in the Company's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 4, 2021. All forward-looking statements are expressly qualified in their entirety by such factors. The Company does not undertake any duty to update any forward-looking statement except as required by law. This press release contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other data about its industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.

References
1 U.S. Cancer Statistics: Highlights from 2017 Incidence. U.S. Cancer Statistics Data Briefs, No. 17, June 2020. https://www.cdc.gov/cancer/uscs/about/data-briefs/no17-USCS-highlights-2017-incidence.htm

Investor Contact
Amy Raskopf
Evofem Biosciences, Inc.
araskopf@evofem.com
Mobile: (917) 673-5775

Media Contact
Ellen Thomas
Evofem Biosciences, Inc.
ethomas@evofem.com
Mobile: (718) 490-3248

(Tables follow)

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited) (In thousands)

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$48,892	$15,571
Restricted cash	22,559	304
Short-term investments	—	8,233
Trade accounts receivable, net	1,067	—
Total current liabilities	77,283	12,659
Total liabilities	108,621	12,659
Total stockholders’ equity	1,347	15,636

EVOFEM BIOSCIENCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except share and per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Product sales, net	$168	$—	$446	$—

Operating expenses:
Cost of goods sold	151	—	468	—
Research and development	5,946	3,432	17,050	22,230
Selling and marketing	23,914	4,016	56,467	10,238
General and administrative	6,008	5,424	30,085	20,274
Total operating expenses	36,019	12,872	104,070	52,742
Loss from operations	(35,851)	(12,872)	(103,624)	(52,742)
Other income (expense):
Interest income	17	120	169	458
Other (expense) income	(1,072)	35	(2,082)	301
Loss on issuance of financial instruments	—	—	(64,049)	(674)
Change in fair value of financial instruments	(3,690)	—	27,281	(27,372)
Total other (expense) income, net	(4,745)	155	(38,681)	(27,287)
Loss before income tax	(40,596)	(12,717)	(142,305)	(80,029)
Income tax expense	(2)	—	(4)	(4)
Net loss	$(40,598)	$(12,717)	$(142,309)	$(80,033)
Net loss per share, basic and diluted	$(0.50)	$(0.27)	$(2.12)	$(1.99)
Weighted-average shares used to compute net loss per share, basic and diluted	81,221,603	47,443,632	67,157,278	40,228,517

###